Agreement and Plan of Merger

dated as of

May 12, 2023

and entered into

by and among

INKY Inc.,
a Nevada corporation

and
U.S. M and M Acquisition Corp.,
a Nevada Corporation,

and

U.S. Minerals and Metals Corp.,
a Nevada corporation,

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of May 12, 2023, is entered into by and among INKY Inc., a Nevada corporation ("Parent"), U.S. M and M Acquisition Corp., a Nevada corporation wholly owned by Parent ("Sub"), and U.S. Minerals and Metals Corp., a Nevada corporation ("Company" or "USMM"), with respect to the following matters:

RECITALS

A. The Boards of Directors of Parent, Sub and Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction in which Sub would merge with and into Company and Company would become a wholly-owned subsidiary of Parent (the "Merger"). The Boards of Directors of Parent, Sub and Company further intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

B. The Board of Directors of Parent, Sub and Company intend that the business combination shall qualify as a tax-free transaction meeting the requirements of Section 368(a) of the Code; and

C. Parent, Sub, and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

Now therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1. The Merger.

1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into Company in accordance with, as applicable, Chapter 92A and such other provisions as are applicable of the Nevada Revised Statutes (the "Nevada Statutes"). Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

1.2 Effective Time. At the Closing (as defined in Section 1.3), a certificate or certificates of merger (each and collectively, the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Nevada (the "Nevada Secretary of State") for filing, as provided in Chapter 92A the Nevada Statutes, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Nevada Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

1.3 Closing. The closing of the Merger (the "Closing") will take place at the offices of Sichenzia Ross Ference, 1185 Avenue of the Americas, New York, New 10036, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 5.2 and 6.2, provided that the other closing conditions set forth in Sections 5 and 6 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and Company the certificates and other documents and instruments required to be delivered hereunder, including without limitation, under Sections 5 and 6.

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

1.5 Directors and Officers of the Surviving Corporation and of Parent. The directors of Company and the officers of Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation. As of the Effective Time, all officers and directors of the Parent and Sub, including Ioanna Kallidou, shall have resigned as directors and officers of the Parent and Sub. The Board of the Parent from and after the Effective Time shall consist of a sole director, Douglas Cole.

1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the Nevada Statutes.

1.7 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 2. Conversion of Shares; Acquisition of Certain Outstanding Parent Shares.

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Capital Stock of Sub. Each issued and outstanding share of the common stock, $0.00001 par value per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time shall be deemed for all purposes to represent an equal number of shares of Surviving Corporation Common Stock.

(b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, $0.0001 par value per share, of Company ("Company Common Stock") that are owned by Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor and the Parent shall provide the Company with a certificate of the transfer agent of the Parent and Sub and any Subsidiary certifying to the cancellation of such shares. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

(c) Exchange Ratio for Company Stock. Each issued and outstanding: (i) share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of Parent (the "Parent Common Stock") and (ii) share of Series A Super-Voting Preferred Stock, par value $0.001 per share, of Company (the "Company Preferred Stock" and, together with Company Common Stock, "Company Stock") shall be converted into one fully paid and nonassessable share of Series A Super-Voting Preferred Stock, par value $0.001 per share, of Parent ("Parent Preferred Stock" and, together with Parent Common Stock, the "Parent Stock"). All such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock or Parent Preferred Stock, as applicable,, to be issued in consideration therefor, upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Dissenting Shares.

(i) Company shall obtain the approval of its shareholders (determined as of the date immediately preceding the Closing) (inclusive of shareholders who are converting debt, preferred stock and who are holders of options, warrants and other rights to acquire equity securities of Company, collectively the "Company Shareholders") holding at least a majority of Company's voting capital stock to the Merger and the transactions contemplated hereby and pursuant thereto.

(ii) Unless otherwise required by the applicable provisions of the Nevada Statutes, including without limitation, the provisions of Section 78.3793 thereof, Company shall not be obligated to offer any appraisal or other "dissenter's rights") to the Company Shareholders.

(iii) If required by the applicable provisions of the Nevada Statutes, including without limitation, the provisions of Section 78.3793 thereof, each outstanding share of Company Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the Nevada Statutes and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Stock pursuant to Section 2.1(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Nevada Statutes; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Nevada Statutes, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Stock pursuant to Section 2.1(c). In such event, Company shall give Parent (x) prompt

notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the Nevada Statutes relating to the appraisal process received by Company and (y) the authority to direct all negotiations and proceedings with respect to demands for appraisal under the Nevada Statutes. Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.2 Exchange of Certificates. Each issued and outstanding share of Parent Stock shall be issued to the appropriate parties upon the cancellation of the shares of Company Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Stock.

(d) No Further Ownership Rights in Company Stock. All shares of Parent Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by Company on such shares of Company Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares of Parent Stock will be issued in the Merger upon the surrender for exchange of Certificates and instead shall be rounded to the next whole share.

(f) Termination of Exchange Rights. Any stockholders of Company who have not complied with this Section 2 prior to the three-month anniversary of the Closing shall after such three month anniversary look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Stock, any cash in lieu of fractional shares of Parent Stock and any dividends or distributions with respect to Parent Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for shares of Parent Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3. Representations and Warranties of Company. Company represents and warrants to Parent and Sub as follows:

3.1 Corporate Existence, Power and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business (the "Business") as now being conducted, and to own, lease or

otherwise hold its properties, to enter into this Agreement, and to carry out the Merger Transactions (as defined below) to which it is a party. For purposes hereof, "Merger Transactions" shall mean the Merger and such other transactions as may be contemplated hereby or in connection herewith).

3.2 Corporate Action. The execution and delivery of this Agreement by Company and the consummation by Company of the Merger Transactions to which it is a party have been authorized by all requisite corporate action on the part of Company.

3.3 Validity. This Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general principles of equity.

3.4 Financial Statements. The unaudited financial statements of Company as of and for the period from January 18, 2023 and ending February 28, 2023, which have been made available to Parent, or will be made available prior to the Closing (hereinafter referred to as the "Company Financial Statements"), fairly present, to the knowledge of the Company, the financial condition of Company as of the dates thereof and the results of its operations for the periods covered thereby. To the knowledge of the Company, other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Company Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since February 28, 2023; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Company as reflected in the Company Financial Statements. Company has, or will have at the Closing, good title to all assets, properties or contracts shown on the Company Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

3.5 Qualification as a Foreign Corporation. Each of Company and its several subsidiaries (collectively "Subsidiaries") is duly qualified and in good standing as a foreign corporation and licensed to conduct its Business as now being conducted in each jurisdiction in which Company and Subsidiaries are required to be qualified to conduct its Business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of its Business.

3.6 Conflict with Other Instruments. Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the Merger Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Company or (B) any material indenture, mortgage, lease, agreement or other instrument to which Company is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Company is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of its Business.

3.7 Capitalization. The authorized capital stock of Company consists of 1,000,000,000 shares of Company Common Stock 25,000,000 shares of blank check preferred stock and 100,000 shares of Company Preferred Stock. As of the date hereof, there are 506,991,667 shares of Company Common Stock and 100,000 shares of Company Preferred Stock issued and outstanding. Entities and persons set forth on Schedule I (the "Company Shareholders") own the shares of Company Common Stock and Company Preferred Stock, as set forth on Schedule 3.7. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth on Schedule 3.7, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any shares of Company Stock that have been entered into by Company Shareholders. Except as set forth on Schedule 3.7 there are no outstanding subscriptions, contracts, convertible or exchangeable securities, options, warrants, calls or other rights obligating Company to issue, sell, exchange, or otherwise dispose of, or to

purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Company.

3.8 No Adverse Change. To the knowledge of Company, since February 28, 2023: (i) there has been no material adverse change in the condition, financial or otherwise, of its business or its assets or properties, or in the prospects thereof or therefor; and, (ii) since February 28, 2023 none of its assets or properties or its business has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty. Except as disclosed to Parent in writing pursuant to this Agreement and since February 28, 2023, Company (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects its business, (ii) has not become a party to any collective bargaining agreement, (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to its business or its assets or properties, (iv) there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (v) between such date and the date hereof Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement. Without limiting the generality of the foregoing, since February 28, 2023, Company has operated its businesses in the ordinary course of business in all material respects and there has not been, with respect to the businesses, and other than in the ordinary course of business any:

(a) event, occurrence or development that has had a Company Material Adverse Effect (as defined below);

(b) incurrence of any indebtedness for borrowed money in connection with its business in an aggregate amount exceeding $25,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(c) sale or other disposition of any of the assets shown or reflected in the balance sheet of Company;

(d) cancellation of any debts or claims or amendment, termination or waiver of any rights of Company, except in the ordinary course of business;

(e) imposition of any encumbrance upon any of assets of the Company or its Subsidiaries;

(f) increase in the compensation of any employees, other than as provided for in any written agreements or in the ordinary course of business;

(g) adoption, termination, amendment or modification of any employee benefit plan;

(h) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law; or

(i) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Assets; Title to Assets. The assets or properties of Company consist principally of tangible and intangible assets, including know how and other intellectual property (the "Intellectual Property"), all as further described on Schedule 3.9 (the "Principal Assets"). The Company has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.10 Material Contracts. Company has furnished or made available to Parent accurate and complete copies or summaries of Company Material Contracts (as defined below) applicable to Company including the Intellectual Property. With respect to any Company Material Contract, Company is not aware of any existing breach, default or event of default by Company, or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of Company (a "Company Material Adverse Effect"), nor does Company know of, and Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Contracts" shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Company in excess of $50,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect.

3.11 Litigation, Etc. Except as and to the extent as may be set forth in Schedule 3.11 annexed hereto, there are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which Company is a party or otherwise affecting the Principal Assets or its business as now or heretofore conducted by Company, and, to Company's knowledge, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against Company with regard to or affecting the Principal Assets or its Business as now or heretofore conducted by it. There is no action, suit, claim, investigation or proceeding known to Company, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Company in connection with this Agreement. Company is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of its business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Company to conduct its business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.12 Compliance with Laws, Etc. Company has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of its business, the enforcement of which would have a material adverse effect. Company has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct its business as now conducted, except where failure to have such permits and permissions would not have a Company material adverse effect.

3.13 Governmental Approvals. No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Company of this Agreement or Company's consummation of the Merger Transactions to which it is a party.

3.14 ERISA. Except as and to the extent as may be set forth in Schedule 3.14 annexed hereto, (i) Company has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of Company to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

3.15 Employee Plans. Except as otherwise disclosed herein or in Schedule 3.15 annexed hereto, neither Company nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

3.16 Certain Payments. To Company's knowledge, neither Company nor any of its officers, employees or agents, nor any other person acting on behalf of Company, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Company's business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Company Material Adverse Effect, (ii) if not given in the past, might have reasonably been expected to have had a Company Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Company to material suit or penalty in any action.

3.17 Hazardous Waste. To Company's knowledge, neither Company nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by Company ("Real Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as defined below) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property. "Hazardous Materials," as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substance defined as or included in the definition of "hazardous substances" under the Hazardous Materials Law (as defined herein). No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.

3.18 Applicable Laws. To Company's knowledge, Company has conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the "Hazardous Materials Laws").

3.19 Patents, Licenses and Permits. The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by Company in connection with its business (the "Patents, Licenses and Permits"), and, except as may be noted on Schedule 3.19, Company is the owner or exclusive licensee of each such Patent, License and Permit. No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending. There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to Company that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.20 Trademarks, Tradenames, etc. Company does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Business other than those listed in Schedule 3.20 hereto (the "Trademarks"), all of which are owned by Company. No claims made by third parties with respect to any of the Trademarks are pending. There are no decrees, licenses, sublicenses, agreements or

limitations now in effect relating to any of the Trademarks and there has been no notice to Company that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.21 Books and Records, etc. Prior to the Closing Date, Company will make available to Parent copies of all books and records in Company's possession relating to the Business and the Principal Assets, and on the Closing Date Company will deliver to Parent all such books and records in Company's possession.

3.22 No Material Undisclosed Liabilities. Except as provided in the Company's Financial Statements , or in Schedule 3.22, Company at such date did not have, nor has it incurred since February 28, 2023, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the Merger Transactions to which it is a party, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole, or other than (iii) obligations under the Patents, Licenses and Permits and (iv) liabilities and obligations that are in the aggregate less than $50,000.

3.23 Absence of Certain Events. To Company's knowledge, and except as may be otherwise disclosed herein or by a written attachment hereto, no executive officer or director of Company has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

3.24 Tax Returns and Tax Liabilities. Except as set forth in Schedule 3.24, Company has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Company from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Company with respect to all periods up to and including the date hereof.

3.25 Officers and Employees. Schedule 3.25 hereto contains a list of the names of each officer and each full-time employee of Company employed in the Business at the date hereof and such person's position. Since February 28, 2023, except as set forth on Schedule 3.25, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of Company employed in the Business. Company will use its commercially reasonable efforts to induce all employees of Company employed in the Business to continue their respective employment following the Closing Date. For each employee hired by Company after January 1, 2020, Company has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required. All such forms are in Company's possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing. Company has not received any information that would lead it to believe that a material number of the employees of Company employed in the Business will or may cease to be employees of Company, or will refuse offers of employment from Parent, because of the consummation of the Merger Transactions to which it is a party.

3.26 Principal Assets Constitute the Business, etc. The Principal Assets comprise all of the assets, property, rights and business owned by and employed by Company in connection with its business and will

enable Company to operate its business in substantially the same manner after the Closing as it is being conducted immediately before the Closing. All of the principal assets are serviceable for the purposes for which they are being used on the date hereof.

3.27 Material Information. To the knowledge of Company, neither the Schedules hereto nor this Agreement contains any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading. To the knowledge of Company, there is no fact or condition which Company has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or its business or the prospects thereof or therefor, or the ability of Company to perform any of its obligations under this Agreement.

3.28 No Other Agreements to Sell Assets or Equity Interests. Other than pursuant to or contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any person or firm to sell its business or the Principal Assets relating to its business (other than sales in the ordinary course of Company's business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

Section 4. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to Company as follows:

4.1 Corporate Existence, Power and Authority. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the Merger Transactions to which it is a party Parent and Sub each have the full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby.

4.2 Corporate Action. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger Transactions have been authorized by all requisite corporate action on the part of Parent and Sub, and the documents to be delivered hereunder constitute legal, valid and binding obligations of Parent and Sub, enforceable against the Parent and Sub in accordance with their respective terms. Parent represents and warrants that the approval of its shareholders is not required for Parent to enter into this Agreement and consummate the Merger Transactions to which it is a party.

4.3 Validity. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general principles of equity.

4.4 Qualification as a Foreign Corporation. Each of Parent and Sub is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Sub is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent's or Sub's business as now conducted.

4.5 Conflict with Other Instruments. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Merger Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a "due on sale" clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Sub or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Sub is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Sub is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent's or Sub's business

as now conducted. No consent, approval, waiver or authorization is required to be obtained by Parent or Sub from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby.

4.6 Capitalization.

(a) Prior to the filing of the Certificate of Amendment and the Certificate of Designation, the authorized capital stock of Parent consists of 75,000,000 shares of common stock, par value $0.001. As of the date hereof, 7,105,357 shares of Parent Common Stock were issued and outstanding. Except as set forth on Schedule 4.6, there has been no change in the number of issued and outstanding shares of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.6, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent. As of the Closing, Parent upon giving effect to the Merger shall have 443,802,357 shares of Parent Common Stock and 100,000 shares of Parent Preferred Stock issued and outstanding (the "Merger Total.

(b) There are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

(c) The Parent Common Stock, to be issued pursuant hereto, when issued in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

4.7 Reserved.

4.8 Governmental Approvals. No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Sub of this Agreement or Parent's or Sub's consummation of the Merger Transactions to which it is a party.

4.9 Litigation. Except as disclosed on Schedule 4.9, (i) there are no actions, suits, claims, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Merger Transactions to which it is a party, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Merger Transactions to which it is a party. There is no action, suit, claim, investigation or proceeding known to Parent, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Parent in connection with this Agreement. Parent is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Parent's assets of its conduct of the Parent's business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of

intention to commence any investigation relating to, the legal right of Parent to conduct the its business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of Parent's assets.

4.10 Compliance with Laws, etc. Each of Parent and Sub has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent or Sub to perform its obligations under this Agreement. Parent and the Subsidiaries have complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Parent's Principal Assets and the Parent's conduct of Parent's business, the enforcement of which would have a material and adverse effect on the ownership of the Parent's assets or the conduct of Parent's business. Parent has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own Parent's assets and to conduct its business as now conducted, except where failure to have such permits and permissions would have no Parent Material Adverse Effect (as defined below).

4.11 SEC Reports and Financial Statements. Parent has delivered to Company prior to the execution of this Agreement by direction to the EDGAR website operated by the United States Securities and Exchange Commission (the "SEC") a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its Subsidiaries with the SEC since January 1, 2020 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby. To the knowledge of the Parent, other than as set forth in Schedule 4.11 there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Parent Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since February 28, 2023; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Company as reflected in the Parent Financial Statements. Parent has, or will have at the Closing, good title to all assets, properties or contracts shown on the Parent Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

4.12 Absence of Certain Changes or Events. Except as disclosed on Schedule 4.12 (a) since February 28, 2023, (i) there has been no material adverse change in the condition, financial or otherwise, of the business the Parent or its assets or properties, or in the prospects thereof or therefor; (ii) since February 28, 2023 none of its assets or properties or the Parent has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty. To the knowledge of Parent, except as previously disclosed to Company in writing pursuant to this Agreement and since February 28, 2023, Parent (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Parent's (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or

termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Parent's business or its assets or properties; (iii) there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (iv) between such date and the date hereof Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement. Without limiting the generality of the foregoing, since February 28, 2023, Parent and Subsidiaries have operated their respective businesses in the ordinary course of business in all material respects and there has not been, with respect to the businesses, and other than in the ordinary course of business any:

(j) event, occurrence or development that has had a Parent Material Adverse Effect (as defined below);

(k) incurrence of any indebtedness for borrowed money in connection with its Business in an aggregate amount exceeding $25,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(l) sale or other disposition of any of the assets shown or reflected in the balance sheet of the Parent;

(m) cancellation of any debts or claims or amendment, termination or waiver of any rights of the Parent or Subsidiaries,;

(n) imposition of any encumbrance upon any of assets of the Parent or the Subsidiaries;

(o) material increase in the compensation of any employees, other than as provided for in any written agreements or in the ordinary course of business;

(p) adoption, termination, amendment or modification of any employee benefit plan;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law; or

(r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.13 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.13 (the "Scheduled Liabilities"), neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature including without limitation, any liabilities or obligations that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto).

4.14 Tax Returns and Tax Liabilities. Except as set forth on Schedule 4.14, each of Parent and Sub has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes and payroll taxes,, (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable

or which in the future become payable by Parent or Sub with respect to all periods up to and including the date hereof. Neither Parent nor Sub is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

4.15 Hazardous Waste. To Parent's knowledge, neither Parent or Sub nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or Sub used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property. No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To Parent's knowledge, each of Parent and Sub has kept and maintained any real property owned, leased or occupied by Parent or Sub, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the date hereof, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or Sub or adjoining or in the vicinity of such real property which could subject Company, Parent or Sub or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

4.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of Parent or Subsidiary.

4.17 Assets; Title to Assets. The assets or properties of Parent are described on Schedule 4.17 (the "Parent's Principal Assets"). Parent has good and marketable title to the Parent's Principal Assets, free and clear of all mortgages, liens, claims, or encumbrances of any kind or any conditional sale agreement or other title retention.

4.18 Material Contracts. Parent has furnished or made available to Company accurate and complete copies or detailed descriptions of Parent Material Contracts (as defined below) applicable to Parent and its Subsidiaries including Parent's Intellectual Property. With respect to any Parent Material Contract, Parent is not aware of any existing breach, default or event of default by Parent or event that with notice or lapse of time or both would constitute a breach, default or event of default by Parent, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of Parent (a "Parent Material Adverse Effect"), nor does Parent know of, and Parent has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Contracts" shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Parent in excess of $50,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Parent Material Adverse Effect.

4.19 ERISA. (i) Parent or its Subsidiaries have never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the Merger Transactions will not entitle any current or former employee or officer of Parent to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

4.20 Employee Plans. Neither Parent nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

4.21 Certain Payments. To Parent's knowledge, neither Parent, Parent's Subsidiaries nor any of their respective officers, employees or agents, nor any other person acting on behalf of Parent or Subsidiary has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Parent's business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Parent Material Adverse Effect, (ii) if not given in the past, might have reasonably been expected to have had a Parent Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Parent Material Adverse Effect or to subject Parent or its Subsidiaries to material suit or penalty in any action.

4.22 Reserved.

4.23 Applicable Laws. Parent and Subsidiaries they have conducted their business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Hazardous Materials Laws.

4.24 Patents, Licenses and Permits. The Parent's assests include all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by Parent in connection with the Parent's business (the "Parent's Patents, Licenses and Permits"), and, Parent is the owner or exclusive licensee of each such Parent's Patent, License and Permit. No claims made by third parties with respect to any of the Parent's Patents, Licenses and Permits are pending.

4.25 Trademarks, Tradenames, etc. Parent does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Parent's business other than those listed on Schedule 4.25 hereto (the "Parent's Trademarks"), all of which are owned or under license by Parent. No claims made by third parties with respect to any of the Parent's Trademarks are pending.

4.26 Books and Records, etc. Prior to the Closing Date, Parent will make available to Parent copies of all books and records in Company's possession relating to the Parent's business and the Parent's Principal Assets, and on the Closing Date Company will deliver to Parent all such books and records in Company's possession.

4.27 Officers and Employees. Schedule 4.27 hereto contains a list of the names of each officer and each full-time employee of Parent employed by Parent and the Subsidiaries at the date hereof and such person's position. Since February 28, 2023, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of Parent employed in the Parent's business. Immediately prior to the Closing, each of the employees shall no longer be an employee of the Company but may continue to remain an employee of the entity succeeding to the Parent's prior operations.

4.28 Assets Sufficient to conduct the Business, etc. The Parent's assets , property, rights and business owned by and used by Parent are sufficient to conduct its business.

4.29 Material Information. To the knowledge of Parent, neither the Schedules hereto nor this Agreement contains any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading. To the knowledge of Parent, there is no fact or condition which Parent has not disclosed to Company in writing which materially adversely affects the ability of Parent to perform any of its obligations under this Agreement.

4.30 No Other Agreements to Sell Assets or Equity Interests. Parent has no legal obligation, absolute or contingent, to any person or firm to sell its Business or the Parent's Principal Assets(other than sales in the ordinary course of Parent's business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of Parent or any of its subsidiaries or to enter into any agreement with respect thereto.

4.31 Active Business Operations. Immediately prior to and as of the Closing of the Merger Parent will remain a corporation with active business operations and significant assets and will not be a shell company as defined in Rule 405 under the Securities Act.

Section 5. Conditions Precedent to Obligations of Parent and Sub. All obligations of Parent and Sub under this Agreement to be performed on the Closing Date are, subject to the satisfaction or waiver by Parent and Sub of the following conditions precedent at the Closing, as indicated below.

5.1 Proceedings Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent. Company shall have delivered to Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the Merger Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

5.2 Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of Company under the Nevada Statutes, if required, and Company's Articles of Incorporation.

5.3 Representations and Warranties of Company Correct. The representations and warranties made by Company in Section 3 shall be (and tender by Company of any documents required to be delivered at the Closing by it shall constitute a representation by Company as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of Company are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to the Merger Transactions and other actions contemplated hereby.

5.4 Compliance with Terms and Conditions. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Company on or before the Closing Date shall have been (and tender by Company of any documents required to be delivered at the Closing shall constitute a representation by Company as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.5 No Proceedings Pending. No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the Merger Transactions to which it is a party or which may affect the right of Company to operate or control after the Closing Date the Principal Assets or Company's business, or any part thereof.

5.6 No Material Change. There shall have been no material adverse change in the condition, financial or otherwise, of Company or the Principal Assets, or in the prospects thereof or therefor, and none of Company or the Principal Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty. Company shall not (i) be

involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of Company; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to Company or the Principal Assets of the prospects of either.

5.7 Certificates. Company shall have delivered to Parent (i) a copy of the articles of incorporation, as amended, of Company, certified as of a recent date by the Secretary of State of Company's jurisdiction of incorporation, and a long-form certificate as to the good standing of Company from such official, in each case dated as of a recent date; (ii) a certificate of the Secretary of Company dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of Company as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Company described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of Company authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Company in connection herewith and the consummation by Company of the Merger Transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of Company has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Company, and (D) as to the incumbency and specimen signature of each officer of Company executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of Company dated the Closing Date as to the incumbency and signature of the Secretary of Company; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of Company and its chief financial officer or chief accounting officer stating that the representations and warranties of Company in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Company has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.8 Arrangements as to Employees. Company shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of Company through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of Company's business through such date.

5.9 Reserved.

Section 6. Conditions Precedent to Obligations of Company. All obligations of Company hereunder to be performed on the Closing Date are, subject to the satisfaction or waiver by Company of the following conditions precedent:.

6.1 Proceedings Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent's liabilities) shall be reasonably satisfactory to Company and to counsel for Company. Parent shall have delivered to Company on the Closing Date such documents and other evidence as Company may reasonably request in order to establish the consummation of the Merger Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to Company.

6.2 Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Sub as may be required under applicable law and the amendment of the Articles of Incorporation of Parent in the form attached hereto as Exhibit A (the "Certificate Amendment") and the certificate of designations attached hereto as Exhibit B (the "Certificate of Designation") shall have been approved by the shareholders of Parent.

6.3 Representations and Warranties of Parent and Sub Correct. The representations and warranties made by Parent and Sub in Section 4 of this Agreement shall be (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub at the Closing that, except as otherwise specifically approved in writing by Company, such representations and warranties of Parent and Sub are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to the Merger Transactions and other actions contemplated hereby.

6.4 Compliance with Terms and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent or Sub on or before the Closing Date shall have been (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub as at the Closing that, except as otherwise specifically approved in writing by Company, they have been) complied with and performed in all material respects.

6.5 Certificates. Parent shall have delivered to Company (i) a copy of the articles of incorporation, as amended (including as amended by the Certificate of Amendment and the Certificate of Designation)of each of Parent and Sub, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of each of Parent and Sub as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent and Sub described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and Sub in connection herewith and the consummation by Parent and Sub of the Merger Transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of Parent and Sub have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent or Sub or its respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Sub, and (D) as to the incumbency and specimen signature of each officer of Parent and Sub executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent and Sub; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent and Sub in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and each of Parent and Sub has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as Company may reasonably request.

6.6 Capitalization Assumptions. As set forth and based on the assumptions set forth in Schedule 6.6, including (i) any other adjustments contemplated in this Agreement and (ii) completion of the Closing, Company Shareholders shall own beneficially not less than the percentage of the Parent's issued and outstanding shares of common stock as set forth in Schedule 6.6.

6.7 Elimination of Liabilities. Parent shall have eliminated and discharged the Scheduled Liabilities and shall have provided evidence of such elimination and discharge satisfactory to the Company in its sole discretion.

6.8 Payment of Outstanding Indebtedness. All indebtedness identified in Schedule 3.22 (the "Indebtedness"), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full and the commitments in respect of such Indebtedness shall have been terminated, and all liens securing payment of any such Indebtedness shall have been released and Company shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be suitable or appropriate in connection therewith.

6.9 Reserved.

6.10 Parent and Officer Director Resignations. Each of the Parent Directors and officers of Parent shall have (i) resigned as a director of Parent and (ii) tendered his or her resignation as an officer of Parent, and Doug Cole shall have been appointed to fill the vacancies created by such resignations, such appointments to be effective immediately after the Effective Time.

6.11 OTC Pink. Parent Common Stock shall continue to be listed for trading on the OTC Pink and Parent shall be current in its filings with the SEC.

6.12 DWAC and DTC. Parent shall have used its commercially reasonable efforts to be DWAC and DTC eligible

6.13 Stock Purchase Agreements. Each of the stock purchase agreements attached hereto on Exhibit B shall have been executed and delivered to Doug Cole, such agreements to be effective immediately after the Effective Time.

6.14 Reserved.

6.15 Shareholder Approval. The shareholder of the Subsidiary shall have approved the execution of this Agreement and the Merger Transactions contemplated by this Agreement.

Section 7. Additional Covenants of Company.

7.1 Consents. Company covenants to Parent and Sub that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

7.2 Cooperation. Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date, it will:

(a) Access to Information. Cooperate and cause others under the control of Company to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of Company relating to the Principal Assets or its business, and Company will furnish or cause to be furnished to Parent and such representatives during such period all such information and data concerning the same as Parent or such representatives reasonably may request. Parent may, from the date hereof to the Closing Date, contact vendors, customers and manufacturers and others with whom Company does business in connection with its business; and

(b) Keep Parent Informed. Promptly notify Parent of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or its business, or the prospects thereof or therefor.

7.3 Preserve the Business. Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date,

(a) Company will do or cause to be done all things necessary and appropriate to (A) continue operation of its business in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of Company; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its commercially reasonable efforts to keep available the services of the management and employees of the Company; and (E) preserve the goodwill of suppliers, customers and others having business relations with Company.

Section 8. Additional Covenants of Parent and Sub.

8.1 Consents and Waivers. Each of Parent and Sub will obtain from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger. Schedule 8.1 sets forth all required party consents approvals authorizations or waivers required hereunder in connection with the Merger (collectively "Parent Approvals") and other than as set forth on Schedule 8.1 no Approvals are required with respect to the entering into and execution of this Agreement and consummating the transactions contemplated by this Agreement including the Merger.

8.2 Books and Records. After the date hereof, Parent and Sub shall permit Company and its authorized representatives, in connection with (i) the preparation of Company's tax returns, (ii) the determination or enforcement of the Company's rights and obligations under this Agreement, (iii) the Company's compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) to have reasonable access during normal business hours to the Books and Records relating to the operation of its business prior to the Closing Date. Notwithstanding the foregoing, copies of the Books and Records of Parent and Sub shall remain with the Company. After the Closing, Ioanna Kallidou shall be reasonably available (without additional consideration) to cooperate with the providing any information about Parent that the Company may need to meet its SEC reporting obligations, including, without limitation, any information required in connection with an audit.

8.3 Related Transactions. As soon as practicable prior to the Closing (but not less than 20 days before the closing), as applicable, Parent shall prepare and file with the SEC any statement required pursuant to Rule 14f-1 promulgated under the Exchange Act, and send the statement to all Parent shareholders immediately after the Closing. Parent and Company shall use their respective commercially reasonable efforts to obtain effectiveness of any such statement should any comments arise from the SEC.

8.4 Announcing Report. Contemporaneous with or prior to the earlier of (i) Parent's first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on or before the fourth (4th) business day following the Closing Date, Parent shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements (the "Announcing Form 8-K"). Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing, unless otherwise required by the rules and regulations of the SEC or other authority.

8.5 Ordinary Course. At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Company shall otherwise consent in writing) Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6 Elimination of Liabilities. Parent shall cause the Scheduled Liabilities to be eliminated and discharged.

Section 9. Reserved.

Section 10. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1 This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Sub) and the Board of Directors of Company.

10.2 Either Parent or Company may terminate this Agreement prior to Closing if:

(a) the other (with Parent and Sub being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect and such breach is not cured within five (5) business days of receipt of written notice of such breach; or

(b) any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

10.3 Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder. In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.4 Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.12 hereof.

Section 11. Miscellaneous Provisions.

11.1 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

11.2 Payment and Expenses of Other Parties. Company, Parent and Sub agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

11.3 Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" means the body of this Agreement and such Annexes and Schedules; and the expressions "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement and such Exhibits, Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

11.4 Survival of Obligations. The respective representations, and warranties of the parties hereto shall not survive the Closing. The covenants and agreements of the parties to this Agreement shall survive the Closing and shall continue in full force and effect after the Closing Date.

11.5 Amendments and Waivers. Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.5 with Sub) and Company on another part. Company may extend the time for or waive the performance of any obligation of Parent or Sub, waive any inaccuracies in the representations or warranties by Parent or Sub or waive compliance by Parent or Sub with any of the terms and conditions contained in this Agreement. Any such extension or waiver shall be in writing and executed by Company. Parent may extend the time for or waive the performance of any obligations of Company, waive any inaccuracies in the representations or warranties by Company, or waive compliance by Company with any of the terms and conditions contained in this Agreement. Any such extension or waiver shall be in writing and executed by Parent.

11.6 Further Assurances. From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.7 Public Statements. Except as may be required by law, none of Company, Parent or Sub shall issue any press release or other public statement concerning the transactions contemplated by this Agreement

without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Sub) respecting such release or statement.

11.8 Confidentiality. If the transactions contemplated by this Agreement shall be consummated, (i) Company shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Business confidential, except as may be required by law and (ii) Parent and Sub shall keep this Agreement, the terms hereof, and all documents and information received from Company, to the extent they relate to anything other than the Business, confidential, except as may be required by law. In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Sub as a single party for purposes of this Section 11.8) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information. However, in any event, the restrictions of this Section 11.8 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent's written records, prior to the receipt of such document or information from Company, (B) was publicly available at the time of the disclosure of such document or information by Company to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of Company and (ii) in the case of Company, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by Company to Parent or subsequently became available through no fault of Company or (B) was approved for public disclosure by the written authorization of Parent. Notwithstanding any termination of this Agreement, the parties' obligations under this Section 11.8 shall continue and survive such termination for a period of five years from the date hereof.

11.9 Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties. No assignment shall relieve the assigning party of any of its obligations. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10 Governing Law and venue. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Nevada. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the city of Manhattan and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

11.11 Remedies. Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.12 Notices. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to Company:

U.S. Minerals and Metals Corp.
S. Carson St. P.O. Box #40
Carson City, NV 89701
Attention: Douglas Cole, Chief Executive Officer

With a copy (that shall not constitute notice) to :
Darrin Ocasio
Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 37th Floor,
New York, New York 10036

If to Parent:

INKY Inc.
36 Aigyptou Avenue,
Larnaca, 6030, CY
Attention: Ioanna Kallidou, Chief Executive Officer

11.13 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

11.14 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

11.15 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.16 Accounting Terms. Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

11.17 Entirety of Agreement. This Agreement contains the entire agreement between the parties. No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect. This Agreement replaces and supersedes in its entirety the Term Sheet.

11.18 Currency. All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

11.19 Brokerage and Finder's Fees. Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement.

11.20 Multiple Counterparts; Facsimile Signature; Effectiveness. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. This Agreement may be executed by facsimile signature, each of which

shall be deemed an original for all purposes hereof. This Agreement shall become effective when executed and delivered by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

INKY INC.

By:______________________________
Ioanna Kallidou, Chief Executive Officer

SUB:

U.S. M AND M ACQUISITION CORP.

By:______________________________
Doug Cole, Chief Executive Officer

COMPANY:

U.S. MINERALS AND METALS CORP.

By:______________________________
Douglas Cole, Chief Executive Officer